Exhibit 10.47

FIRST AMENDMENT TO THE

CLOUD PEAK ENERGY RESOURCES LLC DEFERRED COMPENSATION PLAN

WHEREAS, Cloud Peak Energy Resources LLC (the “Company”), a Delaware limited liability company, adopted the Cloud Peak Energy Resources LLC Deferred Compensation Plan (the “Plan”), effective as of March 18, 2011; and

WHEREAS, the Company has the ability to amend the Plan pursuant to Section 8.1; and

WHEREAS, the Company desires to clarify the terms of the Plan in light of past administration and intended future administration of the Plan’s provisions relating to deferral of salary amounts equivalent to distributions of excess contributions from the Cloud Peak Energy 401(k) Plan.

NOW, THEREFORE, the Company hereby amends the Plan in the following respects, effective as of January 1, 2012:

1.              Section 3.1(a) of the Plan is amended by adding the following at the end of said Section:

(3)                                 An amount of Base Salary equivalent to the amount of any excess contributions distributed from the Cloud Peak Energy 401(k) Plan by reason of the Actual Deferral Percentage Test or Actual Contribution Percentage Test or otherwise.  Such deferrals will be deferred from Base Salary payable immediately following any excess contribution distribution.

2.              Section 3.1(c) is added to the Plan as follows:

(c)                                  Deferral of 401(k) Excess Contributions.  Notwithstanding anything in the Plan to the contrary, the Committee may administer deferrals equivalent to excess 401(k) contributions (as described in item (3) above) as an automatic deferral, where an election to defer such amounts is by default presumed to have been made.  The Committee may permit the Participant to elect not to defer such amount, provided such election not to defer is made prior to the beginning of the Plan Year in which such an excess contribution distribution may occur, and provided that if the Participant does not opt out, the election to defer will become irrevocable at the close of the enrollment period.

3.              Section 3.4(a) of the Plan is amended by adding the following at the end of said Section:

If the Committee determines that an election to defer amounts equivalent to excess 401(k) contributions (as described in 3.1(a)(3) above) will be automatic and if a Participant does not elect not to defer such amount, then the time and form of distribution of the automatic election to defer will be consistent with an election to defer other Compensation for such Plan Year.  If no other election to defer has been made for a Plan Year, then the amount deferred will be distributed in a lump sum at the time specified in Sections 5.1, 5.2, and 5.3 without regard to Section 5.4.

4.              In all other respects, the terms of this Plan are hereby ratified and confirmed.

First Amendment to the Cloud Peak Energy Resources LLC Deferred Compensation Plan	12/2012
Prepared by Holland & Hart LLP

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed, as of the date indicated below.

CLOUD PEAK ENERGY RESOURCES LLC

/s/ Cary W. Martin

Cary W. Martin, SVP — Human Resources

Date:	12/31/2012